The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2024

Citigroup Global Markets Holdings Inc.	February , 2024 Medium-Term Senior Notes, Series N Pricing Supplement No. 2024-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Equity Linked Securities Linked to the Worst Performing of the Class A Common Stock of Alphabet Inc., the Common Stock of Deere & Company and the Common Stock of UnitedHealth Group Incorporated Due February 26, 2026

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer periodic fixed coupon payments and the potential for additional periodic contingent coupon payments as described below at an annualized rate that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange, you must be willing to accept the risks that (i) you may not receive one or more, or any, contingent coupon payments, (ii) the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero, and (iii) the securities may be automatically called for redemption prior to maturity beginning on the first potential autocall date specified below. Each of these risks will depend on the performance of the worst performing of the company underlyings specified below.
▪	You will be subject to risks associated with each of the company underlyings and will be negatively affected by adverse movements in any one of the company underlyings. Although you will have downside exposure to the worst performing company underlying, you will not receive dividends with respect to any underlying or participate in any appreciation of any underlying.
▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Company underlying	Initial underlying value*	Final barrier value**	Equity ratio***
	Alphabet Inc.	$	$
	Deere & Company	$	$
	UnitedHealth Group Incorporated	$	$

*For each company underlying, its closing value on the pricing date

**For each company underlying, 60.00% of its initial underlying value

***For each company underlying, the stated principal amount divided by its initial underlying value

Reference underlying	Initial underlying value*
S&P 500® Index
*For the reference underlying, its closing value on the pricing date
Stated principal amount:	$1,000 per security
Pricing date:	February 21, 2024
Issue date:	February 26, 2024
Valuation dates:	May 21, 2024, August 21, 2024, November 21, 2024, February 21, 2025, May 21, 2025, August 21, 2025, November 21, 2025 and February 23, 2026 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, February 26, 2026
Coupon payment dates:	The fifth business day after each valuation date, except that the coupon payment date following the final valuation date will be the maturity date
Coupon payments:

On each coupon payment date, unless previously redeemed, the securities will pay a fixed coupon equal to 2.25% of the stated principal amount of the securities (equivalent to a coupon rate of 9.00% per annum).

Additionally, on each coupon payment date, unless previously redeemed, the securities will pay an additional contingent coupon equal to 0.75% of the stated principal amount of the securities (equivalent to a contingent coupon rate of an additional 3.00% per annum) if and only if the underlying return of the worst performing company underlying as of the immediately preceding valuation date is greater than or equal to the underlying return of the reference underlying as of that valuation date.  The underlying return of each underlying as of any valuation date is a measure of its return from its initial underlying value to its closing value on that valuation date.  If the underlying return of the worst performing company underlying as of any valuation date is less than the underlying return of the reference underlying as of that valuation date, you will not receive any contingent coupon payment on the immediately following coupon payment date and your coupon payment will be limited to the fixed coupon payment.

Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold (in addition to the applicable final coupon payment):

▪ If the final underlying value of the worst performing company underlying on the final valuation date is greater than or equal to its final barrier value: $1,000

▪ If the final underlying value of the worst performing company underlying on the final valuation date is less than its final barrier value:

a fixed number of underlying shares of the worst performing company underlying on the final valuation date equal to its equity ratio (or, if we elect, the cash value of those shares based on its final underlying value)

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing company underlying on the final valuation date is less than its final barrier value, you will receive underlying shares of the worst performing company underlying on the final valuation date (or, in our sole discretion, cash) that will be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity (other than the final coupon payment).

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$17.50	$982.50
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $906.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-10 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Contingent coupon memory feature:	If the condition for receiving the contingent coupon (as specified above) is not satisfied on one or more valuation dates but is satisfied on a subsequent valuation date, your coupon payment for that subsequent valuation date will include all previously unpaid contingent coupon payments (without interest on amounts previously unpaid). However, if the condition for receiving the contingent coupon is not satisfied on a valuation date and remains unsatisfied on each subsequent valuation date, you will not receive the unpaid contingent coupon payments in respect of those valuation dates.
Automatic early redemption:	If, on any potential autocall date, the closing value of the worst performing company underlying on that potential autocall date is greater than or equal to its initial underlying value, each security you then hold will be automatically called on that potential autocall date for redemption on the immediately following coupon payment date for an amount in cash equal to $1,000.00 plus the related fixed coupon payment and any contingent coupon payment otherwise due. The automatic early redemption feature may significantly limit your potential return on the securities. If the worst performing company underlying performs in a way that would otherwise be favorable, the securities are likely to be automatically called for redemption prior to maturity, cutting short your opportunity to receive coupon payments. The securities may be automatically called for redemption as early as the first potential autocall date specified below.
Potential autocall dates:	The valuation dates scheduled to occur August 21, 2024, November 21, 2024, February 21, 2025, May 21, 2025, August 21, 2025 and November 21, 2025
Final underlying value:	For each company underlying, its closing value on the final valuation date
Worst performing company underlying:	For any valuation date, the company underlying with the lowest underlying return determined as of that valuation date
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
CUSIP / ISIN:	17331AQW4 / US17331AQW44
PS-2

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying. The accompanying underlying supplement contains information about the reference underlying that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of an underlying on any date is (i) in the case of a company underlying, the closing price of its underlying shares on such date, and (ii) in the case of the reference underlying, its closing level on such date, as described in the accompanying product supplement. The “underlying shares” of (i) Deere & Company and UnitedHealth Group Incorporated are their respective shares of common stock and (ii) Alphabet Inc. are its shares of Class A common stock. Please see the accompanying product supplement for more information.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples in the first section below illustrate how to determine whether a contingent coupon will be paid (and whether any previously unpaid contingent coupon payments will be paid) and whether the securities will be automatically called for redemption following a valuation date that is also a potential autocall date. The examples in the second section below illustrate how to determine the payment at maturity on the securities, assuming the securities are not automatically redeemed prior to maturity. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values, final barrier values or equity ratios of the company underlyings or the actual initial underlying value of the reference underlying. For the actual initial underlying value, final barrier value and equity ratio of each company underlying and the actual initial underlying value of the reference underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying values, final barrier values and equity ratios, and not the hypothetical values indicated below. For ease of analysis, figures below may have been rounded.

Company underlying	Hypothetical initial underlying value	Hypothetical final barrier value	Hypothetical equity ratio
Alphabet Inc.	$100.00	$60.00 (60.00% of its hypothetical initial underlying value)	10.00000
Deere & Company	$100.00	$60.00 (60.00% of its hypothetical initial underlying value)	10.00000
UnitedHealth Group Incorporated	$100.00	$60.00 (60.00% of its hypothetical initial underlying value)	10.00000

Reference underlying	Hypothetical initial underlying value
S&P 500® Index	100

Hypothetical Examples of Coupon Payments and any Payment upon Automatic Early Redemption Following a Valuation Date that is also a Potential Autocall Date

The four hypothetical examples below illustrate how to determine whether a contingent coupon will be paid and whether the securities will be automatically redeemed following a hypothetical valuation date that is also a potential autocall date, assuming that the closing values of the underlyings on the hypothetical valuation date are as indicated below.

	Hypothetical closing value of Alphabet Inc. on hypothetical valuation date	Hypothetical closing value of Deere & Company on hypothetical valuation date	Hypothetical closing value of UnitedHealth Group Incorporated on hypothetical valuation date	Hypothetical closing value of S&P 500® Index on hypothetical valuation date	Hypothetical payment per $1,000.00 security on related coupon payment date
Example 1 Hypothetical Valuation Date #1	$120 (underlying return = ($120 - $100) / $100 = 20%)	$85 (underlying return = ($85 - $100) / $100 = -15%)	$75 (underlying return = ($75 - $100) / $100 = -25%)	70 (underlying return = (70 - 100) / 100 = -30%)	$30.00 (fixed coupon and contingent coupon are paid; securities not redeemed)
Example 2 Hypothetical Valuation Date #2	$95 (underlying return = ($95 - $100) / $100 = -5%)	$120 (underlying return = ($120 - $100) / $100 = 20%)	$130 (underlying return = ($130 - $100) / $100 = 30%)	105 (underlying return = (105 - 100) / 100 = 5%)	$22.50 (fixed coupon is paid; no contingent coupon; securities not redeemed)
Example 3 Hypothetical Valuation Date #3	$110 (underlying return = ($110 - $100) / $100 = 10%)	$90 (underlying return = ($90 - $100) / $100 = -10%)	$120 (underlying return = ($120 - $100) / $100 = 20%)	85 (underlying return = (85 - 100) / 100 = -15%)	$37.50 (fixed coupon is paid; contingent coupon is paid and includes previously unpaid contingent coupon; securities not redeemed)
Example 4 Hypothetical Valuation Date #4	$105 (underlying return = ($105 - $100) / $100 = 5%)	$120 (underlying return = ($120 - $100) / $100 = 20%)	$115 (underlying return = ($115 - $100) / $100 = 15%)	110 (underlying return = (100 - 100) / 100 = 10%)	$1,022.50 (fixed coupon is paid; no contingent coupon; securities redeemed)

Example 1: On hypothetical valuation date #1, UnitedHealth Group Incorporated is the company underlying with the lowest underlying return and, therefore, is the worst performing company underlying on the hypothetical valuation date. In this scenario, the underlying return of the worst performing company underlying as of the hypothetical valuation date is greater than or equal to the underlying return of the reference underlying as of the hypothetical valuation date. As a result, investors in the securities would receive the fixed coupon payment plus the contingent coupon payment on the related coupon payment date. Because the closing value of the worst performing company underlying on the hypothetical valuation date is less than its initial underlying value, the securities would not be automatically redeemed.

Example 2: On hypothetical valuation date #2, Alphabet Inc. is the company underlying with the lowest underlying return and, therefore, is the worst performing company underlying on the hypothetical valuation date. In this scenario, the underlying return of the worst performing company underlying as of the hypothetical valuation date is less than the underlying return of the reference underlying as of the hypothetical valuation date. As a result, investors in the securities would receive only the fixed coupon payment on the related coupon payment date. Because the closing value of the worst performing company underlying on the hypothetical valuation date is less than its initial underlying value, the securities would not be automatically redeemed.

PS-4

Citigroup Global Markets Holdings Inc.

Investors in the securities will not receive a contingent coupon on the coupon payment date following a valuation date if the underlying return of the worst performing company underlying as of that valuation date is less than the underlying return of the reference underlying as of that valuation date, even if the worst performing company underlying has appreciated as of that valuation date. Whether a contingent coupon is paid following a valuation date depends solely on the underlying return of the worst performing company underlying as of that valuation date relative to the underlying return of the reference underlying as of that valuation date.

Example 3: On hypothetical valuation date #3, Deere & Company is the company underlying with the lowest underlying return and, therefore, is the worst performing company underlying on the hypothetical valuation date. In this scenario, the underlying return of the worst performing company underlying as of the hypothetical valuation date is greater than or equal to the underlying return of the reference underlying as of the hypothetical valuation date. As a result, investors in the securities would receive the fixed coupon payment plus the contingent coupon payment and any previously unpaid contingent coupon payments.  In this example, the condition for payment of the contingent coupon was not satisfied on the immediately preceding valuation date, and as a result investors in the securities would receive one previously unpaid contingent coupon payment in addition to the contingent coupon for the current valuation date. Because the closing value of the worst performing company underlying on the hypothetical valuation date is less than its initial underlying value, the securities would not be automatically redeemed.

Example 4: On hypothetical valuation date #4, Alphabet Inc. is the company underlying with the lowest underlying return and, therefore, is the worst performing company underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing company underlying on the hypothetical valuation date is greater than its initial underlying value, but the underlying return of the worst performing company underlying as of the hypothetical valuation date is less than the underlying return of the reference underlying as of the hypothetical valuation date. As a result, the securities would be automatically redeemed on the related coupon payment date for an amount in cash equal to $1,000.00 plus the related fixed coupon payment. However, no contingent coupon would be paid on the related coupon payment date.

If the hypothetical valuation date were not also a potential autocall date, the securities would not be automatically redeemed on the related coupon payment date.

PS-5

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity on the Securities

The next three hypothetical examples illustrate the calculation of the payment at maturity on the securities, assuming that the securities have not been earlier automatically redeemed and that the final underlying values of the company underlyings are as indicated below.

	Hypothetical final underlying value of Alphabet Inc.	Hypothetical final underlying value of Deere & Company	Hypothetical final underlying value of UnitedHealth Group Incorporated	Hypothetical payment at maturity per $1,000.00 security (excluding the final coupon payment)
Example 5	$110 (underlying return = ($110 - $100) / $100 = 10%)	$120 (underlying return = ($120 - $100) / $100 = 20%)	$130 (underlying return = ($130 - $100) / $100 = 30%)	$1,000.00
Example 6	$110 (underlying return = ($110 - $100) / $100 = 10%)	$30 (underlying return = ($30 - $100) / $100 = -70%)	$50 (underlying return = ($50 - $100) / $100 = -50%)	A number of underlying shares of the worst performing company underlying on the final valuation date (or, in our sole discretion, cash) worth $300.00 based on its final underlying value
Example 7	$105 (underlying return = ($105 - $100) / $100 = 5%)	$140 (underlying return = ($140 - $100) / $100 = 40%)	$0 (underlying return = ($0 - $100) / $100 = -100%)	$0.00

Example 5: On the final valuation date, Alphabet Inc. is the company underlying with the lowest underlying return and, therefore, is the worst performing company underlying on the final valuation date. In this scenario, the final underlying value of the worst performing company underlying on the final valuation date is greater than its final barrier value. Accordingly, at maturity, you would receive the stated principal amount of the securities plus the fixed coupon payment and any contingent coupon payment otherwise due at maturity, but you would not participate in the appreciation of any of the company underlyings.

Example 6: On the final valuation date, Deere & Company is the company underlying with the lowest underlying return and, therefore, is the worst performing company underlying on the final valuation date. In this scenario, the final underlying value of the worst performing company underlying on the final valuation date is less than its final barrier value. Accordingly, at maturity, you would receive for each security you then hold a fixed number of underlying shares of the worst performing company underlying on the final valuation date equal to its equity ratio (or, at our option, the cash value thereof) plus the fixed coupon payment and any contingent coupon payment otherwise due at maturity.

In this scenario, the value of a number of underlying shares of the worst performing company underlying on the final valuation date equal to its equity ratio, based on its final underlying value, would be $300.00. Therefore, the value of the underlying shares of the worst performing company underlying on the final valuation date (or, in our discretion, cash) you receive at maturity would be significantly less than the stated principal amount of your securities. You would incur a loss based on the performance of the worst performing company underlying on the final valuation date.

If the final underlying value of the worst performing company underlying on the final valuation date is less than its final barrier value, we will have the option to deliver to you on the maturity date either a number of underlying shares of the worst performing company underlying on the final valuation date equal to its equity ratio or the cash value of those underlying shares based on their final underlying value. The value of those underlying shares on the maturity date may be different than their final underlying value.

Example 7: On the final valuation date, UnitedHealth Group Incorporated is the company underlying with the lowest underlying return and, therefore, is the worst performing company underlying on the final valuation date. In this scenario, the underlying shares of the worst performing company underlying on the final valuation date are worthless and you would lose your entire investment in the securities and receive only the fixed coupon payment otherwise due at maturity.

It is possible that the underlying return of the worst performing company underlying will be less than the underlying return of the reference underlying on each valuation date and that the closing value of the worst performing company underlying will be less than its final barrier value on the final valuation date, such that you will not receive any contingent coupon payments over the term of the securities and will receive significantly less than the stated principal amount of your securities, and possibly nothing (other than the final fixed coupon payment), at maturity.

PS-6

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing company underlying on the final valuation date. If the final underlying value of the worst performing company underlying on the final valuation date is less than its final barrier value, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the worst performing company underlying on the final valuation date (or, in our sole discretion, cash based on its final underlying value) that will be worth significantly less than the stated principal amount and possibly nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any underlying shares of the worst performing company underlying on the final valuation date. If we elect to pay you cash at maturity in lieu of delivering any underlying shares, the amount of that cash may be less than the market value of the underlying shares on the maturity date because the market value will likely fluctuate between the final valuation date and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver underlying shares of the worst performing company underlying on the final valuation date to you on the maturity date, the market value of such underlying shares may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

▪	You will not receive any contingent coupon on the coupon payment date following any valuation date on which the underlying return of the worst performing company underlying as of that valuation date is less than the underlying return of the reference underlying. A contingent coupon payment will be made on a coupon payment date if and only if the underlying return of the worst performing company underlying as of the immediately preceding valuation date is greater than or equal to the underlying return of the reference underlying as of that valuation date. If the underlying return of the worst performing company underlying as of any valuation date is less than the underlying return of the reference underlying as of that valuation date, you will not receive any contingent coupon payment on the immediately following coupon payment date. You will receive a contingent coupon payment that has not been paid on a subsequent coupon payment date if and only if the underlying return of the worst performing company underlying as of the related valuation date is greater than or equal to the underlying return of the reference underlying as of that valuation date. If on each valuation date the underlying return of the worst performing company underlying is below the underlying return of the reference underlying, you will not receive any contingent coupon payments over the term of the securities.

▪	You may not receive a contingent coupon payment even if each company underlying performs favorably. Whether a contingent coupon is paid on a coupon payment date will depend on the relative performance as of the related valuation date of the worst performing company underlying on that valuation date and the reference underlying. Even if the worst performing company underlying has appreciated from its initial underlying value as of a valuation date, you will not receive a contingent coupon on the following coupon payment date unless the worst performing underlying has outperformed the reference underlying as of that valuation date.

▪	Higher coupon rates are associated with greater risk. The securities offer coupon payments at an annualized rate that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates and the risk that the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of, and correlation between, the closing values of the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation between, the closing values of the company underlyings as of the pricing date may result in a higher coupon rate, but would also represent a greater expected likelihood as of the pricing date that the underlying return of the worst performing company underlying on one or more valuation dates will be less than the underlying return of the reference underlying on that valuation date, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, and that the final underlying value of the worst performing company underlying on the final valuation date will be less than its final barrier value, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one company underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the company underlyings and will be negatively affected if any one company underlying performs poorly. You are subject to risks associated with each of the company underlyings. If any one company underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the company underlyings, where the blended performance of the company underlyings would be better than the performance of the worst performing company underlying alone. Instead, you are subject to the full risks of whichever of the company underlyings is the worst performing company underlying.

PS-7

Citigroup Global Markets Holdings Inc.

▪	You will not benefit in any way from the performance of any better performing company underlying. The return on the securities depends on the performance of the worst performing company underlying, and you will not benefit in any way from the performance of any better performing company underlying or from any favorable performance of the reference underlying.

▪	You will be subject to risks relating to the relationship between the company underlyings. It is preferable from your perspective for the company underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the company underlyings will not exhibit this relationship. The less correlated the company underlyings, the more likely it is that any one of the company underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the company underlyings to perform poorly. It is impossible to predict what the relationship between the company underlyings will be over the term of the securities. The company underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	You may not be adequately compensated for assuming the downside risk of the worst performing company underlying. The coupon payments on the securities are the compensation you receive for assuming the downside risk of the worst performing company underlying, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because a portion of the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the coupon payments are the compensation you receive not only for the downside risk of the worst performing company underlying, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the worst performing company underlying.

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive coupon payments. On any potential autocall date, the securities will be automatically called for redemption if the closing value of the worst performing company underlying on that potential autocall date is greater than or equal to its initial underlying value. As a result, if the worst performing company underlying performs in a way that would otherwise be favorable, the securities are likely to be automatically redeemed, cutting short your opportunity to receive coupon payments. If the securities are automatically redeemed prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the worst performing company underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the coupon payments you receive and may be significantly less than the return on any underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to any of the underlyings.

▪	The performance of the securities will depend on the closing values of the underlyings solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. Whether the contingent coupon will be paid on any given coupon payment date (and whether any previously unpaid contingent coupon payments will be paid) and whether the securities will be automatically redeemed prior to maturity will depend on the closing values of the underlyings solely on the applicable valuation dates, regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the worst performing company underlying on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. You should understand that the closing value of each underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

PS-8

Citigroup Global Markets Holdings Inc.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Changes that affect the reference underlying may affect the value of your securities. The sponsor of the reference underlying may add, delete or substitute the stocks that constitute the reference underlying or make other methodological changes that could affect the level of the reference underlying. We are not affiliated with the sponsor of the reference underlying and, accordingly, we have no control over any changes such sponsor may make. Such changes could be made at any time and could adversely affect the value of and any payment you receive on the securities.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

PS-9

Citigroup Global Markets Holdings Inc.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Even if a company underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by a company underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that company underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the company underlying by the amount of the dividend per share. If a company underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of a company underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of a company underlying would not.

▪	The securities may become linked to a company underlying other than an original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original company underlying. For example, if a company underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that company underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of a company underlying are delisted, the calculation agent may select a successor company underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	If the underlying shares of a company underlying are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%.  To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-10

Citigroup Global Markets Holdings Inc.

Information About Alphabet Inc.

Alphabet Inc. operates as a holding company. The company, through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. The underlying shares of Alphabet Inc. are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Alphabet Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-37580 through the SEC’s website at http://www.sec.gov. In addition, information regarding Alphabet Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Alphabet Inc. trade on the Nasdaq Global Select Market under the ticker symbol “GOOGL.”

We have derived all information regarding Alphabet Inc. from publicly available information and have not independently verified any information regarding Alphabet Inc. This pricing supplement relates only to the notes and not to Alphabet Inc. We make no representation as to the performance of Alphabet Inc. over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Alphabet Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of Alphabet Inc. on February 8, 2024 was $145.91.

The graph below shows the closing value of Alphabet Inc. for each day such value was available from January 2, 2014 to February 8, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Alphabet Inc. – Historical Closing Values January 2, 2014 to February 8, 2024

PS-11

Citigroup Global Markets Holdings Inc.

Information About Deere & Company

Deere & Company manufactures and distributes a line of agricultural equipment, a variety of commercial and consumer equipment and a range of equipment for construction, roadbuilding and forestry and provides credit services to finance sales and leases of equipment. The underlying stock of Deere & Company is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Deere & Company pursuant to the Exchange Act can be located by reference to the SEC file number 001-04121 through the SEC’s website at http://www.sec.gov. In addition, information regarding Deere & Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying stock of Deere & Company trades on the New York Stock Exchange under the ticker symbol “DE.”

We have derived all information regarding Deere & Company from publicly available information and have not independently verified any information regarding Deere & Company. This pricing supplement relates only to the securities and not to Deere & Company. We make no representation as to the performance of Deere & Company over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Deere & Company is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of Deere & Company on February 8, 2024 was $385.83.

The graph below shows the closing value of Deere & Company for each day such value was available from January 2, 2014 to February 8, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

Deere & Company – Historical Closing Values January 2, 2014 to February 8, 2024

PS-12

Citigroup Global Markets Holdings Inc.

Information About UnitedHealth Group Incorporated

UnitedHealth Group Incorporated is a health care company that provides health benefits and services to an array of customers and markets. The underlying shares of UnitedHealth Group Incorporated are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by UnitedHealth Group Incorporated pursuant to the Exchange Act can be located by reference to the SEC file number 001-10864 through the SEC’s website at http://www.sec.gov. In addition, information regarding UnitedHealth Group Incorporated may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of UnitedHealth Group Incorporated trade on the New York Stock Exchange under the ticker symbol “UNH.”

We have derived all information regarding UnitedHealth Group Incorporated from publicly available information and have not independently verified any information regarding UnitedHealth Group Incorporated. This pricing supplement relates only to the securities and not to UnitedHealth Group Incorporated. We make no representation as to the performance of UnitedHealth Group Incorporated over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. UnitedHealth Group Incorporated is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of UnitedHealth Group Incorporated on February 8, 2024 was $520.09.

The graph below shows the closing value of UnitedHealth Group Incorporated for each day such value was available from January 2, 2014 to February 8, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing values shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take historical closing values as an indication of future performance.

UnitedHealth Group Incorporated – Historical Closing Values January 2, 2014 to February 8, 2024

PS-13

Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the securities and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Index on February 8, 2024 was 4,997.91.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2014 to February 8, 2024. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2014 to February 8, 2024

PS-14

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity for cash), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

•	If, upon retirement of the securities, you receive underlying shares, you should not recognize gain or loss with respect to the underlying shares received, other than any fractional underlying share for which you receive cash. Your basis in any underlying shares received, including any fractional underlying share deemed received, should be equal to your tax basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax adviser regarding the particular U.S. federal tax consequences of the ownership and disposition of the underlying shares.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold.  In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

PS-15

Citigroup Global Markets Holdings Inc.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $17.50 for each security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $17.50 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2024 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-16